CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated November 24, 2021, on the financial statements of Destra Flaherty & Crumrine Preferred and Income Fund and Destra Granahan Small Cap Advantage Fund, each a series of Destra Investment Trust, for the year ended September 30, 2021, included in the Registration Statement on Form N-1A, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings” and “Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Chicago, Illinois

January 28, 2022